Exhibit 10.23(e)

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Sublease”) is entered into as of the 20th day of October, 2014, by and between the Sublandlord and Subtenant hereinafter named.  Upon the terms and conditions hereinafter set forth, the Sublandlord and Subtenant agree as follows:

1.                                      DEFINITIONS AND BASIC PROVISIONS.  The following definitions and basic provisions shall be used in conjunction with and limited by the reference thereto in the provisions of this Sublease:

A.	“Sublandlord”:	FLIPSWAP, INC.,
a Delaware corporation

B.	Address of Sublandlord:

909 Hidden Ridge, Suite 500
Irving, Texas 75038
Attention: Jim Fredericks

C.	“Subtenant”:	Emmaus Life Sciences, Inc.,
a Delaware corporation

D.	Address of Subtenant:

	Before Commencement Date:	20725 S. Western Avenue, Suite 136
Torrance, CA 90501
Attention: Willis Lee

	After Commencement Date:	21250 Hawthorne Boulevard, Suite 800
Torrance, CA 90503
Attention: Willis Lee

E.                                      “Master Landlord”:                                        BIXBY TORRANCE, LLC, a Delaware limited liability company.

F.                                      “Sublease Premises”:  7,493 rentable square feet of space described as Suite 800 of the building commonly known as 21250 Hawthorne Boulevard, Torrance, California 90503 (the “Building”).

G.                                     “Sublease Term”:  A period commencing the first to occur of (i) the date Subtenant commences business within the Sublease Premises, or (ii) October 15, 2014 (the “Commencement Date”) and ending December 31, 2015 (the “Expiration Date”).

H.                                    “Base Rent”:  Sublandlord shall deliver the Premises to Subtenant on October 15, 2014 (subject to obtaining the prior approval of the Master Landlord).  The Base Rent shall be abated for the first thirty (30) days of the Sublease Term. Base Rent shall commence November 14, 2014 and, thereafter, be payable monthly, on the first day of each calendar month continuing through and until December 31, 2015. Additional details to be addressed below in section 2.

Dates	Months	Square Footage	Rate	Monthly	Total
11/14/2014 – 12/31/2015	14	7,493	$27.00	$16,859.25	$236,029.50

I.                                         “Additional Rent”:  Subtenant will not be responsible for any Operating Expenses and Electrical Costs (as those terms are defined in the Master Lease), except to the extent Subtenant utilizes services in excess of those customarily provided to all tenants, in which event, Subtenant will pay for any charges for such excess services.  By way of example, and not limitation, if there is a charge for after normal business hours usage of the air conditioning, heating and venting system, Tenant shall pay to Sublandlord the charge for such excess use.

J.                                        “First Month’s Rent AND Security Deposit”: On execution of this Sublease by Subtenant, and upon Master Landlord’s written consent to this Sublease, Subtenant shall deposit with Sublandlord the amount of $16,859.25 (the “First Month’s Rent), which amount shall be applied against the first month’s rent due hereunder on the Date hereof.  (If a partial calendar month remains after the initial 30 day abatement, then the First Month’s Rent deposit shall be applied against the Base Rent due for the partial calendar month following the abatement period and the remainder applied to Base Rent due for the next calendar month.  On December 1, 2014, after application of the remainder of the First Month’s Rent deposit, Subtenant shall pay any remaining Base Rent to Sublandlord for the month of December, 2014.)   In addition, Subtenant has deposited, on the date hereof, In addition, and upon execution of this Sublease by Subtenant, and upon Master Landlord’s written consent to this Sublease, Subtenant shall deposit the amount of $67,437.00 (the “Security Deposit”) as security for Subtenant’s faithful performance of Subtenant’s obligations herein contained. Provided no event of default has occurred prior thereto, Sublandlord shall apply $16,859.25 of the Security Deposit each month during the last three (3) months in payment of Base Rent for such month.

2.                                      GRANTING CLAUSE.  Sublandlord, in consideration of the Base Rent to be paid and the covenants and agreements to be performed by Subtenant and upon the terms and conditions hereinafter stated, does hereby lease, and Subtenant in consideration of the covenants and agreements to be performed by Sublandlord and upon the terms and conditions in this Sublease, does hereby take and lease from Sublandlord, the Sublease Premises.  In addition to the Sublease Premises, Subtenant shall be entitled, without charge use of the (30) unreserved parking spaces provided under the Master Lease.  All other terms and conditions related to parking shall be subject to the Master Lease.

3.                                      MASTER LEASE.  This Sublease is subject and subordinate to that certain Office Lease Agreement (the “Original Master Lease”), dated April 8, 2010 (by and between Master Landlord, as landlord, and Sublandlord, as tenant covering the Sublease Premises) and is attached hereto as Exhibit “A”.  The term “Master Lease” shall mean the Original Master Lease and any amendments prior to the date of this Sublease.  This Sublease is made subject to all applicable covenants, restrictions, agreements, terms and conditions of the Master Lease. Subtenant shall comply in all respects with the obligations of the tenant under the Master Lease.  In the event the specific terms of this Sublease are in conflict with the terms of the Master Lease, then the specific terms of this Sublease shall prevail.  Subtenant acknowledges receipt of a copy of the Master Lease.

4.                                      MASTER LANDLORD’S CONSENT.  Pursuant to the Master Lease, this Sublease is subject to Master Landlord’s written consent and shall not be effective without such consent.  Sublandlord and Subtenant hereby agree, for the benefit of the Master Landlord, that this Sublease and Master Landlord’s consent hereto shall not (a) create privity of contract between Master Landlord and Subtenant; (b) be deemed to have amended the Master Lease in any regard; and (c) be construed as a waiver of Master Landlord’s right to consent to any assignment of the Master Lease by Sublandlord or any further subletting of Sublease Premises, or as a waiver of the Sublandlord’s or the Master Landlord’s right to consent to any assignment by Subtenant of this Sublease or any sub-letting of the Sublease Premises or any part thereof

5.                                      CONDITION OF THE SUBLEASE PREMISES.  Subtenant shall accept possession of the Sublease Premises on an “AS IS, WHERE IS” basis, in whatever physical condition the same may be, and Sublandlord makes no representations or warranties of any kind or nature, express, implied, or otherwise, or any covenants of any kind or nature, with regard to the condition of the Sublease Premises or with respect to the fitness thereof for Subtenant’s intended uses or the quality of or manner of any services provided or to be provided by Master Landlord, and any such representations, warranties or covenants are hereby expressly disclaimed by Sublandlord and waived by Subtenant.  Notwithstanding the foregoing, Sublandlord shall remove all employee personal effects from the Premises prior to the Commencement Date, and shall deliver the Premises in broom clean condition on the Commencement Date.

6.                                      CONSENT TO SUBTENANT IMPROVEMENTS.  Sublandlord has no obligation to construct any leasehold improvements in the Premises and Subtenant agrees to take possession of the Sublease Premises in “AS IS” condition.  Subtenant has requested Sublandlord and Master Landlord’s approval to repaint, recarpet and construct improvements required to connect the Sublease Premises with the adjacent suite 875, at Subtenant’s sole cost (or Master Landlord’s sole cost [as may be agreed between Subtenant and Master Landlord]).  Subject to approval from the Master Landlord, and provided Subtenant adheres to all provisions of the Master Lease and this Sublease regarding construction of alterations to the Sublease Premises, Sublandlord approves these alterations per the attached plan exhibit Space Plan.

7.                                      USE; COMPLIANCE WITH LAWS.  Subtenant shall use the Sublease Premises in accordance with the provisions governing Sublandlord’s use, as Tenant, under the Master Lease.

8.                                      RENT.

A.                                   Base Rent.  All Base Rent and other payments required to be made by Subtenant to Sublandlord hereunder shall be payable to Sublandlord at the address set forth in Section 1B above, or at such other address as Sublandlord may specify from time to time by written notice delivered in accordance herewith.  Such Base Rent and other regularly scheduled payments shall be payable on or before the first (1st) day of each calendar month (without demand, set-off or deduction) commencing as of the Base Rent Commencement Date.  Base Rent for any fractional month at the beginning or end of the Sublease Term shall be prorated based on the actual number of days remaining in the calendar month.  Additional rent that is not a regularly scheduled payment shall be payable within ten (10) days after written notice from Sublandlord.

B.                                     Late Charge.  In the event that any monthly installment of the Base Rent, and any other sums due under this Sublease (collectively, the “Rent”), or any other payment required to made by Subtenant under this Sublease is not paid by the fifth (5th) business day following the due date, a service charge of five percent (5%) of such amounts due shall become due and payable in addition to the amounts due.  Said service charge is for the purpose of reimbursing Sublandlord for the extra costs and expenses in connection with the handling and processing of late payments.  In addition to such service charge, if any Rent payment is not paid by the fifth (5th) business day following the day on which it becomes due, Subtenant shall pay to Sublandlord, in addition to such Rent payment and the service charge and without the requirement of any further notice, interest on such Rent payment calculated at the prime rate as published in the Wall Street Journal plus five percent (5%) from the date such Rent payment was due until paid by Subtenant.

C.                                     Non-Waiver of Rights.  If Sublandlord, at any time or times, shall accept Rent or any other sum due to it hereunder after the same shall become due and payable, such acceptance shall not excuse delay upon subsequent occasions, or constitute, or be construed as, a waiver of any of Sublandlord’s rights hereunder.

D.                                    Independent Obligations.  Any term or provision of this Sublease to the contrary notwithstanding, the covenants and obligations of Subtenant to pay Base Rent and Additional Rent hereunder shall be independent from any obligations, warranties or representations, express or implied, if any, of Sublandlord herein contained.

9.                                      SECURITY DEPOSIT.  As security for the faithful performance by Subtenant of all of its obligations under this Sublease and for the payment of any damages to which Sublandlord may be entitled in the event of a default by Subtenant under this Sublease, Subtenant will deposit with Sublandlord the Security Deposit stated in Section 1J.  The Security Deposit shall not be deemed to be held in trust by Sublandlord and Sublandlord may commingle the Security Deposit with other funds of Sublandlord and shall hold the Security Deposit without liability for interest and as security for the performance by Subtenant of Subtenant’s covenants and obligations under the Sublease, it being expressly understood that, except as provided above in Section 1, such deposit shall not be considered an advance payment of Rent or a measure of Sublandlord’s damages in case of an event of default by Subtenant The Security Deposit shall be returned to Subtenant by Sublandlord without interest, within thirty (30) days after the expiration of the Sublease Term, or renewal thereof, if applicable, provided that Subtenant has fully and faithfully carried out all of the terms, covenants and conditions under this Sublease.  If Subtenant defaults with respect to any provision of this Sublease, including, but not limited to, the provisions relating to the payment of the Rent, Sublandlord shall have the right, but shall not be required to, at any time during the Sublease Term to use, apply or retain all or any part of the Security Deposit: (i) for the payment of any of the Rent or any other sum in default; and/or (ii) for the payment of any other amount which Sublandlord may spend or become obligated to spend by reason of Subtenant’s default, and/or (iii) to cure any default of Subtenant, and if Sublandlord does so, Subtenant shall, within thirty (30) days of written demand,  deposit with Sublandlord an additional sum to make the sum equal to the original Security Deposit amount, so that Sublandlord shall have the full Security Deposit available throughout the Sublease Term.

10.                               ASSIGNMENT AND SUBLETTING.  Subtenant shall not have the right to assign this Sublease or to sublet the whole or any part of the Sublease Premises without the prior written consent of Sublandlord and the Master Landlord.  All other Assignment and Subletting provisions shall be per the Master Lease in governing any future assignment or subletting by Subtenant.

11.                               SUBTENANT’S INSURANCE; WAIVER OF SUBROGATION.  Subtenant shall provide the insurance required of Sublandlord, as Tenant, under the Master Lease.  Subtenant shall name Sublandlord and Master Landlord as additional insureds and loss payees, as applicable.  Subtenant shall furnish evidence of insurance as required of Sublandlord, as Tenant, under the Master Lease.  Sublandlord and Subtenant waive all rights to recover against each other for any loss or damage to their respective tangible personal or real property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions.  Sublandlord and Subtenant will cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each party.  Each party shall give the other party written notice if a waiver of subrogation is unobtainable.  If a waiver is unobtainable, then neither party nor their insurers shall waive such subrogation rights.  The waiver by Subtenant shall extend to the Master Landlord for any loss or damage covered by insurance maintained by Subtenant

12.                               SUBLANDLORD’S OBLIGATIONS.  Sublandlord shall have no obligation to perform any of Master Landlord’s obligations under the Master Lease, including, without limitation, (i) providing any of the services that Master Landlord has agreed to provide pursuant to the Master Lease (or required by law), or (ii) furnishing the electricity to the Sublease Premises that Master Landlord has agreed to furnish pursuant to the Master Lease (or required by law), or (iii) making any of the repairs or restorations that Master Landlord has agreed to make pursuant to the Master Lease (or required by law), (iv) complying with any laws or requirements of any governmental authorities, or (v) take any other action that Master Landlord has agreed to provide, furnish, make, comply with, or take, or cause to be provided, furnished, made, complied with or taken under the Master Lease.  Subtenant shall have no rights against Sublandlord arising out of the Master Landlord’s failure to perform any of its obligations under the Master Lease.

13.                               INDEMNIFICATION.  Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord harmless, and their respective owners, representatives, agents, contractors, employees and such others, to the same extent, and in the same manner, as required of Sublandlord, as Tenant, under the Master Lease

14.                               EVENTS OF DEFAULT.  An event of default under this Sublease shall occur if Subtenant fails to pay or perform (after any applicable notice from Sublandlord and/or Master Landlord) within the time periods or manner as required of Sublandlord, as Tenant, under the Master Lease.  It is the intent of the parties to replicate and adopt herein the provisions of the Master Lease applicable to an event of default as between Subtenant (in place of Tenant) and Sublandlord (in place of Landlord).

15.                               REMEDIES.  Sublandlord shall have the remedies afforded Master Landlord under the Master Lease for an event of default by Subtenant under the Sublease.  It is the intent of the parties to replicate and adopt herein the provisions of the Master Lease applicable to remedies following an event of default as between Subtenant (in place of Tenant) and Sublandlord (in place of Landlord).

16.                               COMMISSIONS. Sublandlord and Subtenant each represent to the other that no brokers, other than Peloton Commercial Real Estate (“Sublandlord’s Broker”), LA Realty

Partners (“Sublandlord’s Broker”) and SAVILLS STUDLEY(“Subtenant’s Broker”) have been or will be involved in the negotiation of this Sublease.  Sublandlord will be responsible to pay the commission, if any, owed to Sublandlord’s Broker and Subtenant’s Broker pursuant to the terms of separate agreements. Sublandlord and Subtenant hereby indemnify each other from any claims, losses, damages (including attorneys’ fees) resulting from a breach of the above representation by the defaulting party.

17.                               COUNTERPARTS. This Sublease may be executed in multiple counterparts, each of which shall constitute an original. It shall not be necessary that the signatures on behalf of all parties appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

18.                               ADDITIONAL PROVISIONS.  This Sublease and all the rights of parties hereunder are subject and subordinate to the Master Lease.  Subtenant shall perform all affirmative covenants of Sublandlord, as Tenant, under the Master Lease and shall refrain from performing any act which is prohibited by the negative covenants of Sublandlord, as Tenant under the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Subleased Premises.  If practicable, Subtenant shall use its best efforts to perform affirmative covenants which are also covenants of Sublandlord under the Master Lease at least five (5) days prior to the date when Sublandlord’s performance is required under the Master Lease.

19.                               EXISTING FURNITURE Upon Commencement of the Sublease Term, Sublandlord hereby transfers all right, title and interest of Sublandlord to specific furniture, fixtures, and equipment listed on Exhibit “B”, attached hereto, and to existing and connected data cabling (collectively “FF&E”) currently in place within the Premises for the price of one dollar ($1.00).

20.                               ADDENDUM: EXHIBIT D PER MASTER LEASE Sublandlord hereby foregoes, and, therefore, Subtenant shall have no rights to, the addendum rights outlined in Exhibit D of the Master Lease or elsewhere in the Master Lease, which include passing on the non-transferable rights of: Option to Extend, Termination Option and Right of First Offer.

21.                               NOTICES AND CONSENTS.  All notices, demands, requests, consents or approvals which may or are required to given by either party to the other shall be in writing and shall be deemed given when received or refused if sent by United States registered or certified mail, postage prepaid, return receipt requested, or if sent by overnight commercial courier service, or by hand delivery and addressed to the party at the address specified in the Basic Provisions and Definitions or at such other place as a party may from time to time designate by notice in writing to the other party.  Each party agrees promptly to deliver a copy of each notice, demand, request, consent or approval from such party to Master Landlord and promptly to deliver to the other party a copy of any notice, demand, request, consent or approval received from Master Landlord.

22.                               SUBLANDLORD’S RESERVED RIGHTS.  Sublandlord reserves the right, on 48 hours prior notice, or earlier notice as may be reasonable under the circumstances if an emergency, to enter the Premises to confirm compliance with the Sublease or to remedy a default by Subtenant.  In addition, the Master Landlord shall have the right to access the Sublease Premises at any time and for any purpose permitted under the Master Lease.

23.                               LIMITATION OF LIABILITY OF SUBLANDLORD.  In no event of a breach by Sublandlord or Master Landlord will the measure of damages include, nor will Sublandlord or Master Landlord be liable for, any amounts for loss of profits, income or savings or indirect, consequential, speculative or punitive damages of any party, including third parties and Subtenant waives all claims against Sublandlord and Master Landlord for such damages.

24.                               CONSENTS.  Wherever consent by Master Landlord is required under the Master Lease, Sublandlord’s consent shall also be required.  Except as specifically set forth herein, Sublandlord agrees that whenever its consent or approval is required hereunder, or where something must be done to Sublandlord’s satisfaction, Sublandlord shall not unreasonably withhold or delay such consent or approval; provided, however, that whenever the consent or approval of Master Landlord, the landlord under a superior lease, or the mortgagee under a mortgage shall be withheld for any reason whatsoever, Sublandlord shall not be deemed to be acting unreasonably if it shall also withhold its consent or approval.

25.                               Holding Over.  Sublandlord shall charge Subtenant the amount that would be charged to Sublandlord under the Master Lease for holding over.  In addition, Sublandlord shall have the rights of the Master Landlord to seek eviction of Subtenant by reason of any holding over.  Furthermore, Subtenant shall be liable for any damages against Sublandlord by reason of Subtenant’s holding over.  If, however, Subtenant retains possession of the Sublease Premises following termination of the term of this Sublease by reason of (i) entering into an agreement or direct lease with Master Landlord and (ii) Master Landlord recognizing that the Master Lease with Sublandlord has terminated, then the provisions of this paragraph regarding holding over shall no longer be applicable.

[signatures on following page]

Executed by Sublandlord this          day of October, 2014.

FLIPSWAP, INC.,
a Delaware corporation

By:
Printed Name:
Title:

Executed by Subtenant this 20th day of October, 2014.

Emmaus Life Sciences, Inc.
a Delaware corporation

By:
Printed Name:
Title:

EXHIBIT SPACE PLAN

EXHIBIT A

MASTER LEASE

EXHIBIT B

INVENTORY